THIS OPTION AGREEMENT AND THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES ACTS OF ANY STATE AND MAY NOT BE TRANSFERRED OR SOLD IN VIOLATION OF SUCH ACTS OR THE RULES AND REGULATIONS PROMULGATED THEREUNDER.

TARGET REPAYMENT OPTION AGREEMENT AND

EXTENDED TARGET REPAYMENT OPTION AGREEMENT

This OPTION AGREEMENT, dated as of March 15, 2002 (the "Agreement"), is entered into by and between Dobson CC Limited Partnership, an Oklahoma limited partnership ( "DCCLP"), and Bank of America, N.A. ("Bank").

RECITALS

A. Bank and DCCLP are parties to that certain Amended, Restated, and Consolidated Credit Agreement, dated as of July 15, 2001 (the "Credit Agreement").

B. Bank and DCCLP have amended and restated the Credit Agreement pursuant to that certain Second Amended, Restated, and Consolidated Credit Agreement, dated as of March 15, 2002 (the "Amendment"). All capitalized terms used herein, but not defined herein, shall have the meanings assigned to such terms in the Amendment.

C. The terms of the Amendment require DCCLP to grant Bank an option (the "Option") to purchase shares of Class A Common Stock, par value $0.01 per share (the "Class A Common Stock"), of Dobson Communications Corporation ("DCEL") owned and held by DCCLP upon the occurrence of certain events that have since occurred.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements of the parties contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

  DEFINITIONS AND INTERPRETATION

  Section 1.1 Definitions. As used in this Agreement, the following terms shall have the following meanings:

  "Affiliate" means, with respect to any Person, any Person who, directly or indirectly, controls, is controlled by or is under common control with that Person. For purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

  "Beneficially Owned" and "Beneficially Own" shall have the meanings that such terms are given in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended.

  "Class B Common Stock" means the Class B Common Stock, par value $0.01 per share, of DCEL.

  "Current Option Price" means the price at which a share of Class A Common Stock may be purchased pursuant to this Option on such date and shall initially mean $0.01 (subject to adjustment as provided herein).

  "Current Market Price" means, for a share of Class A Common Stock, the Quoted Price for the Trading Day prior to the date in question.

  "Distributed Property" has the meaning ascribed to it in Section 6.2 of this Agreement.

  "Exercise Date" has the meaning ascribed to it in Section 4.1 of this Agreement.

  "Exercise Notice" has the meaning ascribed to it in Section 4.1 of this Agreement.

  "Governmental Authority" means any federal, state, local, municipal, foreign, or other government or governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal).

  "Holder" means the Person in whose name the Option set forth herein is registered on the books of DCCLP maintained for such purpose.

  "Lien" means any lien, mortgage, security interest, pledge, assignment, charge, title retention agreement or encumbrance of any kind, and any other right of or arrangement with any creditor (other than under or relating to subordination or other intercreditor arrangements) to have its claim satisfied out of any property or assets, or the proceeds therefrom, prior to the general creditors of the owner thereof; provided, that the lien, pledge and security interest in favor of Bank securing indebtedness under the Amendment shall not be considered a Lien for purposes of this Agreement.

  "Option Price" shall mean an amount equal to (i) the number of shares of Class A Common Stock being purchased upon exercise of the Option multiplied by (ii) the Current Option Price as of the date of such exercise.

  "Other Property" has the meaning ascribed to it in Section 6.4 of this Agreement.

  "Party" means each of the signatories to this Agreement and their permitted successors and assignees.

  "Person" means any individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization, governmental or other agency or political subdivision thereof or any other entity.

  "Quoted Price" means, with respect to Class A Common Stock, (i) the volume weighted average sales price for Class A Common Stock on the National Association of Securities Dealers, Inc. Automatic Quotations Systems - National Market System, (ii) if not listed on Nasdaq, the volume weighted average sales price of the Class A Common Stock on the New York Stock Exchange, (iii) if not listed on the New York Stock Exchange, the volume weighted average sales price of the Class A Common Stock on such other principal exchange on which the Class A Common Stock is listed or admitted for trading or (iv) if not so reported or listed or admitted for trading, the last reported bid price of the applicable security in the over-the-counter market. In the event that the Quoted Price cannot be determined as aforesaid, the general partner of DCCLP shall determine the Quoted Price on the basis of such quotations as it in good faith considers appropriate. Such determination may be challenged in good faith by Holder, and any dispute shall be resolved at the prevailing party's cost, by the determination of an investment banking firm of recognized national standing selected by DCCLP and acceptable to Holder, which determinations shall be made in good faith and be conclusive absent manifest error.

  "Taxes" means all current and future taxes, assessments, fees, levies, imposts, duties, or other similar governmental charges, including any interest or penalty thereon, including without limitation value added tax, contribution tax, corporate tax, property tax, withholding tax, sales tax, use tax, stamp taxes, transaction taxes and documentary taxes.

  "Trading Day" means any day on which any market in which Class A Common Stock is then traded, and in which the Quoted Price may be ascertained, is open for business.

OPTION

Section 2.1 Terms. Subject to the terms and conditions set forth herein, DCCLP hereby grants to Holder the option to purchase in whole, or in part, 400,000 shares (subject to adjustment as provided herein) of Class A Common Stock at the Option Price (subject to adjustment as provided herein) at any time, or from time to time, prior to March 15, 2012. The Option is fully vested as of the date hereof.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties by DCCLP. DCCLP hereby represents and warrants to Bank that:

(a) Organization and Existence. DCCLP is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Oklahoma and has all necessary powers to own (or hold under lease or license) its properties and assets and to carry on its business as now conducted. DCCLP is qualified to transact business in each jurisdiction in which the failure to so qualify would have a material adverse effect on its financial condition.

(b) Authority and Approval. DCCLP has all requisite partnership power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform all the terms and conditions hereof to be performed by it. The execution and delivery of this Agreement by DCCLP, the performance by DCCLP of all the terms and conditions hereof to be performed by it and the consummation of the transactions contemplated hereby, have been duly authorized and approved by all requisite partnership action on the part of DCCLP. This Agreement constitutes the valid and binding obligation of DCCLP enforceable against DCCLP in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and by general equitable principles (whether or not such enforceability is considered in a proceeding at law or in equity).

(c) No Violation.  Neither the execution and delivery of this Agreement, the consummation of the transactions contemplated by this Agreement nor compliance with its terms and conditions, shall conflict with or result in the breach of, or constitute a default under, or result in the creation or imposition of any Lien of any nature upon the properties or assets of DCCLP under any of the terms, conditions or provisions of (i) its partnership or operating agreement or any similar partnership documents of DCCLP (ii) any mortgage note, indenture, deed of trust, security agreement, pledge agreement, loan or credit agreement or other agreement or instrument to which DCCLP is a party or by which DCCLP or its properties are bound or any applicable law.

ARTICLE 4

EXERCISE OF OPTION

Section 4.1 Manner of Exercise.

(a) Holder may from time to time exercise this Option, on any Business Day, for the lesser of (i) 50,000 shares of Class A Common Stock and (ii) all of the shares of Class A Common Stock purchasable hereunder. In order to exercise this Option, in whole or in part, Holder shall (i) deliver to DCCLP, at the address listed in (or, if applicable, provided pursuant to) Section 8.1 hereof, a written notice of Holder's election to exercise this Option (an "Exercise Notice"), which Exercise Notice shall be irrevocable and shall specify the number of shares of Class A Common Stock to be purchased and (ii) pay to DCCLP the Option Price (the date on which such delivery and payment shall have taken place being hereinafter sometimes referred to as the "Exercise Date"). Such Exercise Notice shall be in the form attached hereto as Exhibit A, duly executed by Holder or its duly authorized agent or attorney.

(b) Upon receipt by DCCLP of such Exercise Notice and Option Price, DCCLP shall, as promptly as practicable, and in any event within two (2) Business Days after the Exercise Date, deliver to Holder a certificate or certificates representing the aggregate number of full shares of Class A Common Stock purchased by Holder pursuant to the exercise of the Option together with cash in lieu of any fraction of a share, as hereinafter provided. The certificate or certificates so delivered shall be, to the extent possible, in such denomination or denominations as Holder shall reasonably request in the Exercise Notice and DCCLP shall request the transfer agent for the Class A Common Stock (the "Transfer Agent") to register the shares in the name of Holder or such other name as shall be designated in the Exercise Notice. This Option shall be deemed to have been exercised and such certificate or certificates shall be deemed to have been transferred and Holder, or any other Person so designated in the Exercise Notice, shall be deemed to have become a holder of record of such shares for all purposes as of the Exercise Date.

(c) Payment of the Option Price may be made as follows (or by any combination of the following): (i) in United States currency by cash or delivery of a certified check, bank draft or postal or express money order payable to the order of DCCLP, (ii) by surrender of a number of shares of Class A Common Stock held by Holder equal to the quotient obtained by dividing (A) the Option Price payable with respect to the portion of this Option then being exercised by (B) the Current Market Price per share of Class A Common Stock on the Exercise Date, or (iii) by cancellation of any portion of this Option with respect to the number of shares of Class A Common Stock equal to the quotient obtained by dividing (A) the Option Price payable with respect to the portion of this Option then being exercised by (B) the difference between (1) the Current Market Price per share of Class A Common Stock on the Exercise Date, and (2) the Current Option Price per share of Class A Common Stock.

(d) If this Option shall have been exercised in part, DCCLP shall, at the time of delivery of the certificate or certificates representing the shares of Class A Common Stock being transferred, deliver to Holder a new option evidencing the rights of Holder to purchase the unpurchased shares of Class A Common Stock called for by this Option. Such new option shall in all other respects be identical with this Option.

Section 4.2 Legend. The following legend shall be placed on all certificates representing shares of Class A Common Stock transferred to Holder (or any successor thereto) hereunder:

THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES ACTS OF ANY STATE AND MAY NOT BE TRANSFERRED IN VIOLATION OF SUCH ACTS OR THE RULES AND REGULATIONS PROMULGATED THEREUNDER.

Section 4.3 Expenses of Transfer; Payment of Taxes. DCCLP shall pay all transfer Taxes that may be imposed with respect to, the transfer and delivery of the shares of Class A Common Stock subject to the Option, unless such Taxes are imposed by law upon Holder, in which case such Taxes shall be paid by Holder. DCCLP shall pay the costs and expenses of the Transfer Agent and other customary expenses in connection with the transfer and delivery to the Holder of this Option and of the shares of Class A Common Stock purchased pursuant to this Option.

Section 4.4 Fractional Shares. DCCLP shall not be required to transfer a fractional share of Class A Common Stock upon exercise of the Option. As to any fraction of a share of Class A Common Stock which Holder would otherwise be entitled to purchase upon such exercise, DCCLP shall pay a cash adjustment in respect of such fraction in an amount equal to the same fraction of the Current Market Price per share of Class A Common Stock on the Exercise Date.

ARTICLE 5

TRANSFER, DIVISION AND COMBINATION

Section 5.1 Transfer. Subject to compliance with Section 5.2 hereof, each transfer of this Option and all rights hereunder, in whole or in part, shall be registered on the books of DCCLP to be maintained for such purpose, upon surrender of this Option to DCCLP at the address listed in (or, if applicable, provided pursuant to) Section 8.1 hereof, together with delivery of a written assignment of this Option in the form attached hereto as Exhibit B duly executed by Holder or its duly authorized agent. Upon such surrender and delivery, DCCLP shall execute and deliver a new option or options in the name of the assignee or assignees and in the denomination or denominations specified in such instrument of assignment, and shall issue to the assignor a new option evidencing the portion of this Option not so assigned and this Option shall promptly be cancelled. An Option, if properly assigned in compliance with the terms hereof may be exercised by the assignee for the purchase of shares of Class A Common Stock without having a new option issued.

Section 5.2 Restriction on Transfer. Any transfer of this Option shall be for options to purchase a minimum of 100,000 shares of Class A Common Stock. The Holder shall not transfer this Option to a third Person if such transfer would constitute a "transfer in control" of an FCC license and such transfer would require (under then-existing Laws) the consent or approval of the FCC, without first obtaining (or causing to be obtained) such consent. DCCLP agrees to use commercially reasonable efforts to assist the Bank in obtaining any consent of the FCC required under this Section 5.2 (including causing DCEL to use commercially reasonable efforts to assist the Bank) and to pay any expenses (including legal fees) incurred by DCCLP in connection with obtaining any consent of the FCC required under this Section 5.2.

Section 5.3 Transfers to Affiliates. Notwithstanding anything contained herein to the contrary, Holder may transfer this Option, in whole or in part, to an Affiliate of Holder at any time and without restriction if (i) such Affiliate contemporaneously represents to DCCLP in writing that it is an "accredited investor" as that term is defined in Rule 501 promulgated under the Securities Act of 1933, as amended, and (ii) such assignment does not violate federal or state securities laws or Section 5.2 of this Agreement.

Section 5.4 Division and Combination. Subject to compliance with the applicable provisions of this Option, this Option may be divided or combined with other options granted to Holder by DCCLP upon surrender and presentation to DCCLP at the address listed in (or, if applicable, provided pursuant to) Section 8.1 hereof, together with a written notice specifying the names and denominations in which new options are to be issued, signed by Holder or its duly authorized agent. Subject to compliance with the applicable provisions of this Option as to any transfer which may be involved in such division or combination, DCCLP shall execute and deliver a new option or options in exchange for the Option or Options to be divided or combined in accordance with such notice.

Section 5.5 Expenses. DCCLP shall prepare, issue and deliver at its own expense any new Option or Options issued under this Article 5 or Article 6.

ARTICLE 6

ADJUSTMENTS

Section 6.1 General. The number of shares of Class A Common Stock for which the Option is exercisable, and the price at which such shares of Class A Common Stock may be purchased upon exercise of the Option, shall be subject to adjustment from time to time as set forth in this Article 6.

Section 6.2 Dividends and Other Distributions. If at any time DCEL shall make or pay a dividend or other distribution with respect to its Class A Common Stock (whether in cash, securities (other than shares of Class A Common Stock pursuant to a stock dividend) or other property (collectively, the "Distributed Property")), then DCCLP shall deliver such Distributed Property to Bank and/or if this Option has been transferred, Escrow Agent (pro rata in proportion to the number of shares subject to that portion of the Option held by each), and Bank and/or Escrow Agent (as the case may be) shall hold such Distributed Property on behalf of DCCLP. Upon exercise of the Option, Holder shall become the owner, for no additional consideration, of that portion of the Distributed Property allocable to the Class A Common Stock for which the Holder is exercising the Option. Any balance of Distributed Property shall be returned by Bank and/or Escrow Agent (as the case may be) to DCCLP upon the expiration of the any unexercised portion of this Option. Upon a transfer of this Option, the assigning Holder shall also transfer any Distributed Property and any rights thereto (allocable to all or that portion of the Option transferred) to an escrow agent (the "Escrow Agent") (which Escrow Agent shall be reasonably satisfactory to Holder and DCCLP) who shall hold such Distributed Property in escrow pursuant to an escrow agreement reasonably satisfactory to Holder and DCCLP.

Section 6.3 Stock Dividends, Subdivisions and Combinations. If at any time DCEL shall:

(a) pay any dividend on its Class A Common Stock in, or make a distribution on its Class A Common Stock that is paid or made in, additional shares of Class A Common Stock;

(b) subdivide its outstanding shares of Class A Common Stock into a greater number of shares of Class A Common Stock; or

(c) combine its outstanding shares of Class A Common Stock into a smaller number of shares of Class A Common Stock;

then (i) the number of shares of Class A Common Stock for which the Option is exercisable immediately after the occurrence of any such event shall be adjusted to equal the number of shares of Class A Common Stock which a record holder of the same number of shares of Class A Common Stock for which the Option is exercisable immediately prior to the occurrence of such event would own or be entitled to receive after the happening of such event and (ii) the Current Option Price shall be adjusted to equal (A) the Current Option Price immediately prior to the adjustment, multiplied by the number of shares of Class A Common Stock for which the Option is exercisable immediately prior to the adjustment, divided by (B) the number of shares for which the Option is exercisable immediately after such adjustment. An adjustment made pursuant to this Section 6.3 shall become effective immediately after the record date in the case of a dividend, distribution, subdivision, or combination. An adjustment shall be made successively whenever any such dividend, distribution, subdivision, or combination is made.

Section 6.4 Reorganization, Reclassification, Merger, Consolidation or Disposition of Assets. In case DCEL shall reorganize its capital, reclassify its capital stock, merge or consolidate with or into another corporation (where DCEL is not the surviving corporation or where there is a change in or distribution with respect to Class A Common Stock of DCEL), enter into a statutory share exchange or sell, transfer or otherwise dispose of all or substantially all its property, assets or business to another corporation and, pursuant to the terms of such reorganization, reclassification, merger, consolidation, exchange or disposition of assets, shares of common stock of the successor or acquiring corporation, or any cash, shares of stock or other securities or property of any nature whatsoever (including options or other subscription or purchase rights) ("Other Property"), are to be received by or distributed to holders of Class A Common Stock, then Holder shall have the right thereafter to receive, upon exercise of the Option and in lieu of shares of Class A Common Stock, the number of shares of common stock of the successor or acquiring corporation of DCEL (if any), and Other Property receivable, upon or as a result of such reorganization, reclassification, merger, consolidation or disposition of assets, by a holder of the number of shares of Class A Common Stock for which the Option is exercisable immediately prior to such event. The foregoing provisions of this Section 6.4 shall similarly apply to successive reorganizations, reclassifications, mergers, consolidations or dispositions of assets.

Section 6.5 Restrictions on Adjustments.

(a) Notwithstanding anything contained herein to the contrary, if as a result of any adjustment under Sections 6.2, 6.3 or 6.4 hereof, the aggregate number of shares of Class A Common Stock for which all Target Repayment Options and Extended Target Repayment Options held by the Bank are exercisable after giving effect to the adjustment, when combined with the Existing Shares, would cause the Bank and its Subsidiaries to Beneficially Own more than 9.9% of the Class A Common Stock (as calculated under Section 13 of the Securities Exchange Act of 1934, as amended), then in lieu of giving effect to the adjustment in full, such adjustment shall be given effect so that the Target Repayment Options and Extended Target Repayment Options shall instead be exercisable for the maximum number of shares of Class A Common Stock that when combined with the Existing Shares will not cause Bank and its Subsidiaries to Beneficially Own more than 9.9% of the Class A Common Stock (as calculated under Section 13 of the Securities Exchange Act of 1934, as amended). As used herein, the "Existing Shares" shall mean the number of shares of Class A Common Stock then Beneficially Owned by Bank and its Subsidiaries (other than pursuant to Target Repayment Options, Extended Target Repayment Options, Upside Participation Options and stock appreciation rights) for their own account, rather than for the account of third Persons. For the avoidance of doubt, for the purposes of this calculation, shares of Class A Common Stock held by Banc of America Securities LLC or its Affiliates in customer or fiduciary accounts or as a result of market making or other trading activities shall not be deemed to be Beneficially Owned by the Bank and its Subsidiaries.

(b) The provisions of this Section 6.5 shall be of no further force or effect immediately upon a transfer of this Option to a Person who is not an Affiliate of the Bank at the time of such transfer, and such Person may request, and DCCLP agrees to promptly deliver, a new Option agreement that does not contain the provisions contained in this Section 6.5.

Section 6.6 Other Provisions Applicable to Adjustments Under this Article 6. The following provisions shall be applicable to the adjustments provided for pursuant to this Article 6:

(a) When Adjustments To Be Made. The adjustments required by this Article 6 shall be made whenever and as often as any specified event requiring such an adjustment shall occur. For the purpose of any such adjustment, any specified event shall be deemed to have occurred at the close of business on the date of its occurrence. In computing the adjustments under this Article 6, fractional interests in Class A Common Stock shall be taken into account to the nearest 1/100th of a share.

(b) When Adjustment Not Required. If DCEL shall take a record of the holders of its Class A Common Stock for the purpose of entitling them to receive a dividend or distribution to which the provisions of Section 6.3 would apply, but shall, thereafter and before the distribution to stockholders thereof, legally abandon its plan to pay or deliver such dividend or distribution, then thereafter no adjustment shall be required by reason of the taking of such record and any such adjustment previously made in respect thereof shall be rescinded and annulled.

(c) Notice of Adjustments. Whenever the Current Option Price or number of shares issuable upon exercise of this Option is adjusted, DCCLP shall promptly mail to the Holder, first class, postage paid, a notice of the adjustment and a certificate from the President of DCCLP's general partner briefly stating the facts requiring the adjustment and the manner of computing it. DCCLP shall keep at its principal office copies of all such certificates and cause the same to be available for inspection at said office during normal business hours by any Holder or any prospective transferee of this Option designated by a Holder thereof. Whenever DCCLP is required to make a determination under this Article 6, such determination shall be made in good faith and may be challenged in good faith by the Holder and any dispute shall be resolved, at the prevailing party's expense, by an investment banking firm of recognized national standing, selected by the Holder and acceptable to DCCLP.

Section 6.7 Notices of Corporate Actions. In the event of (a) any taking by DCEL of a record of the holders of Class A Common Stock for the purpose of determining the holders thereof who are entitled to receive any dividend or distribution, (b) any capital reorganization of DCEL (including any transaction specified in Section 6.4), any reclassification or recapitalization of the capital stock of DCEL or any consolidation or merger involving DCEL and any other Person or any transfer or other disposition of all or substantially all the assets of DCEL to another Person or (c) any voluntary or involuntary dissolution, liquidation or winding up of DCEL, DCCLP shall provide prior written notice of such event described in clauses (a), (b) and (c) in accordance with Section 8.1 within two days of DCCLP or Everett Dobson having knowledge of such events.

ARTICLE 7

SHARE TRANSFERS

Section 7.1 Reservation; Validity of Shares. From and after the date hereof, DCCLP shall at all times own, and hold available for transfer, such number of shares of Class A Common Stock or Class B Common Stock as will be sufficient to permit the exercise in full of the Option. DCCLP represents, warrants and covenants that all shares of Class A Common Stock issuable upon the exercise of this Option pursuant to the terms hereof shall be validly issued, fully paid and nonassessable, free and clear of any Liens (other than Liens in favor of the Bank).

ARTICLE 8

MISCELLANEOUS

Section 8.1 Notices. Any notice or communication required or permitted to be given or made to a Party under this Agreement must be personally delivered to the office of the person identified below or delivered by registered mail with confirmed receipt (postage prepaid) or air courier or by telex, facsimile or telegram with confirmation copy dispatched simultaneously by registered mail with confirmed receipt (postage prepaid) to the following addresses:

If to Bank: Bank of America, N.A.

231 South LaSalle Street

Mail Code IL1-231-08-40

Chicago, IL 60697

Attn: Lynn D. Simmons

Telecopy: 312.987.0234

With a copy to: Haynes and Boone, LLP

901 Main Street, Suite 3100

Dallas, Texas 75202

Attn: Terry W. Conner

Telecopy: 214.200.0408

If to DCCLP: Dobson CC Limited Partnership

14201 Wireless Way

Oklahoma City, Oklahoma 73134

Attn: Everett R. Dobson

Telecopy: 405.391.8520

With a copy to: Edwards & Angell, LLP

2800 Financial Plaza

Providence, RI 02903

Attn: Joseph A. Kuzneski, Jr.

Telecopy: 401.276.6512

Such addresses may be changed from time to time by written notice to the other Party delivered in accordance with this Section 8.1.

Section 8.2 Titles and Captions. All article and section titles or captions in this Agreement are for convenience only. They shall not be deemed part of this Agreement and in no way define, limit, extend, or describe the scope or intent of any of its provisions.

Section 8.3 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns. DCCLP shall not assign this Agreement without the prior written consent of Holder and any attempted assignment in contravention of this Agreement shall be null and void ab initio.

Section 8.4 Integration. This Agreement and the attachments hereto constitute the entire agreement of the Parties pertaining to the subject matter hereof and supersede all prior agreements and understandings pertaining to that subject matter, and this Agreement may not be amended, supplemented, or rescinded, except in writing and signed by the authorized representatives of each of the Parties.

Section 8.5 Survival. Termination of this Agreement for any cause shall not affect the transactions previously consummated under this Agreement, nor release any Party from any liability, duty, or obligation which at the time of termination has already accrued to any other Party or which thereafter may accrue in respect of any act or omission prior to such termination, nor shall any such termination hereof affect in any way the survival of any right, liability, duty, or obligation of the Parties which is intended, expressly or impliedly, in accordance with the terms of this Agreement to survive the termination hereof.

Section 8.6 No Third Party Beneficiaries. Except as specifically provided herein, no provision of this Agreement shall be for the benefit of or be enforceable by third Persons, including creditors of any Party.

Section 8.7 Waiver. A waiver of a breach or non-performance of any covenant, duty, agreement, or condition of this Agreement shall not be asserted against a Party unless it is in writing signed by such Party. Failure by any Party to insist upon the strict performance of or to exercise any right or remedy consequent upon the breach of any covenant, duty, agreement, or condition of this Agreement shall not constitute a waiver of that or any other failure to perform or breach of that or any other covenant, duty, agreement, or condition. No waiver of a breach of any provision of this Agreement by either Party shall constitute a waiver of any subsequent breach of the same or any other provision hereof.

Section 8.8 Applicable Law.  This Agreement is made pursuant to, will be construed under, and will be conclusively deemed for all purposes to have been executed and delivered under the laws of the State of Oklahoma without reference to conflicts of laws.

Section 8.9 Multiple Originals. This Agreement shall be executed in counterparts or multiple originals, all of which together shall constitute one agreement binding on each Party.

Section 8.10 Invalidity of Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, the legality, validity, and enforceability of the remaining provisions of this Agreement shall not be affected thereby, and in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be legal, valid, and enforceable.

Section 8.11 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

* * * * *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first written above.

BANK OF AMERICA, N.A.

By:

Name: Lynn D. Simmons

Title: Senior Vice President

DOBSON CC LIMITED PARTNERSHIP

By: RLD, Inc., an Oklahoma corporation, its general partner

By:

Name: Everett R. Dobson

Title: President

EXHIBIT A

EXERCISE NOTICE

[To be executed only upon exercise of Option]

The undersigned registered owner of this Option irrevocably exercises this Option for the purchase of ______ shares of the Class A Common Stock of Dobson Communications Corporation owned by Dobson CC Limited Partnership and herewith [makes payment of $_______ therefor] [and/or] [makes payment therefore by surrendering pursuant to Section 4.1(c)(ii) _____ shares of Class A Common Stock] [and/or] [makes payment therefor by cancellation pursuant to Section 4.1(c)(iii) of a portion of the Option with respect to _________ shares of Class A Common Stock]. The undersigned also requests that certificates for the shares of Class A Common Stock hereby purchased, and any securities or other property transferable upon such exercise, be transferred and/or, where applicable, duly registered in the name of, and delivered to, _______________________________ whose address is _____________________ _______________ __________________________ and, if such shares of Class A Common Stock shall not include all of the shares of Class A Common Stock transferable as provided in this Option, that a new option with the same terms and provisions of this Option, except that it shall be exercisable only for the balance of the shares of Class A Common Stock transferable hereunder, shall be delivered to the undersigned.

(Name of Registered Owner)

(Signature of Registered Owner)

(Street Address)

(City) (State) (Zip Code)

EXHIBIT B

ASSIGNMENT FORM

FOR VALUE RECEIVED the undersigned registered owner of this Option hereby sells, assigns and transfers unto the Assignee named below all of the rights of the undersigned under this Option, with respect to the number of shares of Class A Common Stock set forth below:

No. of Shares of

Name and Address of Assignee Class A Common Stock

and does hereby irrevocably constitute and appoint _____________________ attorney-in-fact to register such transfer onto the books of Dobson CC Limited Partnership maintained for the purpose, with full power of substitution in the premises.

Dated:____________________ Print Name:

Signature:

Witness: